Exhibit 99.1

HydraSpin USA, a subsidiary of Water Now, Inc., Executes New Oil Recovery Agreement

Two Year Agreement With Oak Valley SWD Goes Live in Q2-2019

Fort Worth, Tx

February 5, 2019

FOR IMMEDIATE RELEASE

Water Now, Inc., (OTC-WTNW), a world leader in flameless water purification technology is the parent company of HydraSpin USA. HydraSpin USA today announces the signing of a new two-year agreement for crude oil recovery from re-injection waste water at a disposal well site in Oklahoma. The HydraSpin USA recovery system is scheduled to be installed in Q2 of 2019.

In announcing this new agreement, David King, Water Now Inc CEO stated, “This new agreement with Oak Valley SWD is another exciting step forward for HydraSpin. As we continue to put HydraSpin systems into the field, and as people learn how effective our technology is, we see significant growth ahead for 2019-2020 and well beyond."

The HydraSpin USA platform utilizes a proprietary cyclonic technology that very cost effectively scavenges residual crude oil from waste water taken from crude oil production. The HydraSpin recovery system is installed at disposal well locations on a revenue sharing basis allowing well operators to reduce the expenses associated with reinfecting crude oil, and at the same time increasing revenue to the company through sale of scavenged crude oil.

Water Now, Inc. is the parent company of HyrdaSpin USA and is also the manufacturer of the Aqua 1000, and the Aqua 125 water purification systems. Learn more about Water Now Inc. and the exciting new developments with our HydraSpin USA division at www.waternowinc.com<http://www.waternowinc.com.